ATHENE HOLDING LTD. REPORTS FOURTH QUARTER
AND FULL YEAR 2021 RESULTS
HAMILTON, Bermuda – February 11, 2022 – Athene Holding Ltd. ("Athene"), a leading financial services company specializing in retirement solutions, today announced financial results for the fourth quarter and full year 2021.

•Fourth quarter and full year diluted EPS of $5.30 and $18.71, and adjusted operating EPS of $3.89 and $15.43, respectively
•Broad-based momentum across business channels drove strong growth in gross invested assets of 20% year-over-year
•Strong gross organic inflows of $9.3 billion in the fourth quarter completed a record year totaling $37.0 billion, driving a net organic growth rate of 7% in 2021
•Strong investment performance from Alternatives with consolidated Alts NIER of 16.4% during the fourth quarter and 21.4% during the full year, higher than the previous five-year average of ~11%
•Robust capitalization with $3.4 billion of excess equity capital and $7.4 billion[1] of total deployable capital at year end
•Strategic merger with Apollo completed on January 1, 2022

“In the fourth quarter, Athene generated more than $9 billion of inflows, completing a record year of organic growth which totaled $37 billion of inflows, increasing 34% versus the prior year. This is a remarkable achievement that demonstrates our leadership position within the retirement services marketplace. 2021 also marked a record level of profitability for Athene, with $2.3 billion of full year adjusted operating earnings, excluding notable items and appreciation in our AOG investment, an increase of 124% year-over-year. As we have consistently done since our founding, we achieved this result through our ability to drive attractive spread earnings, which benefits from the upside offered by our portfolio of differentiated alternative investments.”
“Our stellar performance drove adjusted book value to $73.84 per share, which represents a 30% increase year-over-year, and an impressive compound growth rate of 17% per year since inception.

“On January 1, 2022, Athene completed its strategic merger with Apollo. We’re incredibly excited about our next stage of growth as a fully-aligned business and are energized by the tremendous opportunity to continue building upon our legacy of success.”

- Jim Belardi, CEO

Financial Results					Invested Assets & Flows
(in millions, except percentages and per share data)	Quarterly		Full Year		(in millions, except percentages)	Quarterly		Full Year
	4Q’20	4Q’21	2020	2021		4Q’20	4Q’21	2020	2021
GAAP:					Invested Assets:
Net income	$1,065	$1,060	$1,446	$3,718	Gross invested assets[3]	$175,424	$210,225	$175,424	$210,225
Diluted EPS	$5.44	$5.30	$8.34	$18.71	Net invested assets[3]	$150,190	$175,343	$150,190	$175,343
Book value per common share	$85.51	$92.83	$85.51	$92.83	Avg. net invested assets	$146,512	$170,782	$133,687	$161,654
Return on equity (ROE)	24.6%	20.9%	10.0%	19.3%	Flows:
Return on assets (ROA)	2.16%	1.85%	0.83%	1.72%	Retail	$2,299	$2,903	$7,801	$8,781
					Flow reinsurance	559	1,351	6,002	2,564
Operating[2]:					Funding agreements[4]	2,199	2,215	8,277	11,852
Adj. op. income	$558	$777	$1,242	$3,066	Pension group annuities[5]	4,221	2,877	5,467	13,837
Adj. op. EPS	$2.85	$3.89	$6.42	$15.43	Gross organic inflows	9,278	9,346	27,547	37,034
Adj. op. EPS ex notables & AOG	$2.06	$2.46	$5.39	$11.75	Gross inorganic inflows	—	—	28,792	—
Adj. book value per common share	$56.95	$73.84	$56.95	$73.84	Total gross inflows	9,278	9,346	56,339	37,034
Adj. op. ROE	20.5%	21.4%	12.1%	23.1%	Inflows attributable to ACRA NCI	(1,180)	(2,331)	(19,448)	(10,239)
Adj. op. ROE ex notables & AOG	15.0%	14.2%	10.2%	18.2%	Net outflows[2]	(3,232)	(3,593)	(11,949)	(14,761)
Adj. op. ROA	1.52%	1.82%	0.93%	1.90%	Total Net flows	$4,866	$3,422	$24,942	$12,034
Adj. op. ROA ex notables & AOG	1.11%	1.16%	0.78%	1.46%	Net organic flows[2]	$4,866	$3,422	$14,418	$12,034
Net inv. spread - Ret. Svcs	1.75%	1.26%	1.31%	1.77%	Net organic growth rate[2]	13.3%	8.0%	10.8%	7.4%

1 Includes excess equity capital of $3.4 billion, untapped debt capacity of $2.7 billion, and $1.3 billion of available undrawn third-party ACRA/ADIP capacity. Untapped debt capacity assumes capacity of 25% debt-to-capitalization and is subject to general availability and favorable market conditions. 2 See the non-GAAP measures section on pages 7 through 10 for further discussion of these measures. 3 Net invested assets include our economic ownership of ACRA investments but do not include the investments associated with the ACRA non-controlling interest (NCI). Gross invested assets includes all ACRA investments. 4 Funding agreements are comprised of funding agreements issued under our FABN and FABR programs, funding agreements issued to the FHLB and long-term repurchase agreements. 5 Pension group annuities (PGA) was previously referenced as pension risk transfer (PRT).

	Three months ended		Years ended
	December 31,		December 31,
(In millions, except per share data)	2020	2021	2020	2021
Net income available to AHL common shareholders	$1,065	$1,060	$1,446	$3,718
Non-operating adjustments
Investment gains, net of offsets	526	246	508	160
Change in fair values of derivatives and embedded derivatives – FIAs, net of offsets	33	202	(235)	692
Integration, restructuring and other non-operating expenses	3	(60)	(10)	(124)
Stock compensation expense	—	—	(11)	(2)
Income tax expense - non-operating	(55)	(105)	(48)	(74)
Less: Total non-operating adjustments	507	283	204	652
Adjusted operating income available to common shareholders	$558	$777	$1,242	$3,066

Adjusted operating income (loss) available to common shareholders by segment
Retirement Services	$493	$468	$1,266	$2,423
Corporate and Other	65	309	(24)	643
Adjusted operating income available to common shareholders	$558	$777	$1,242	$3,066

Earnings per common share – basic Class A	$5.57	$5.52	$8.51	$19.40
Earnings per common share – diluted Class A1	$5.44	$5.30	$8.34	$18.71
Adjusted operating earnings per common share[2]	$2.85	$3.89	$6.42	$15.43
Weighted average common shares outstanding – basic Class A	191.1	191.9	184.9	191.6
Weighted average common shares outstanding – diluted Class A1	195.9	199.8	188.6	198.7
Weighted average common shares outstanding – adjusted operating[2]	195.9	199.8	193.5	198.7

	Three months ended		Years ended
	December 31,		December 31,
(In millions)	2020	2021	2020	2021
Notable items
Retirement Services adjusted operating income available to common shareholders	$493	$468	$1,266	$2,423
Non-recurring adjustment on derivative collateral	—	—	(18)	—
Actuarial experience and market impacts	(46)	(57)	(16)	(143)
Unlocking	—	91	(6)	91
Tax impact of notable items	5	(1)	5	2
Retirement Services notable items	(41)	33	(35)	(50)
Retirement Services adjusted operating income available to common shareholders excluding notable items	452	501	1,231	2,373

Corporate and Other adjusted operating income (loss) available to common shareholders	65	309	(24)	643
Consolidated adjusted operating income available to common shareholders excluding notable items	$517	$810	$1,207	$3,016

Adjusted operating earnings per common share excluding notables[2]	$2.64	$4.05	$6.24	$15.18

1 Diluted earnings per common share on a GAAP basis for Class A common shares, including diluted Class A weighted average common shares outstanding, includes the dilutive impacts, if any, for all stock-based awards, and for the year ended December 31, 2020, the dilutive impacts, if any, of Class B and Class M common shares.
2 Weighted average common shares outstanding – adjusted operating assumes conversion or settlement of all outstanding items that are able to be converted to or settled in Class A common shares, including the impacts of any stock-based awards, and for the year ended December 31, 2020, the impacts of Class B and Class M common shares, but excluding any awards for which the exercise or conversion price exceeds the market value of Class A common shares on the applicable measurement date. We believe this non-GAAP measure is an appropriate economic representation of our share counts for use in an economic view of adjusted operating earnings per common share.

Fourth Quarter and Full Year 2021 Financial Results
Net income available to AHL common shareholders for the fourth quarter 2021 was $1,060 million, or $5.30 per diluted Class A common share ("diluted share"), compared to $1,065 million, or $5.44 per diluted share for the fourth quarter 2020. The slight decrease from the prior year quarter was driven primarily by an unfavorable change in the fair value of reinsurance assets due to widening credit spreads, largely offset by realized gains on the sale of AFS securities and a favorable change in the net fair value of fixed indexed annuity ("FIA") derivatives, due to a favorable change in the discount rate resulting primarily from rising interest rates.

Net income available to AHL common shareholders for the full year 2021 was $3,718 million, or $18.71 per diluted share, compared to $1,446 million, or $8.34 per diluted share for the full year 2020. The increase from the prior year was driven by higher adjusted operating income as well as a favorable change in the net fair value of FIA derivatives due to a favorable change in the discount rate resulting from rising interest rates, partially offset by an unfavorable change in fair value of reinsurance assets due to an increase in U.S. Treasury rates.

Adjusted operating income available to common shareholders for the fourth quarter 2021 was $777 million, or $3.89 per adjusted operating common share, compared to $558 million, or $2.85 per adjusted operating common share for the fourth quarter 2020. The increase from the prior year quarter was primarily driven by appreciation in Athene's Apollo Operating Group ("AOG") investment, as well as strong growth in average net invested assets.

Adjusted operating income available to common shareholders for the full year 2021 was $3,066 million, or $15.43 per adjusted operating common share, compared to $1,242 million, or $6.42 per adjusted operating common share for the full year 2020. The increase from the prior year was driven by strong growth in average net invested assets, as well as a higher net investment spread primarily due to stronger income from alternative investments, and appreciation in Athene's AOG investment.

Adjusted operating income available to common shareholders excluding notables and AOG for the fourth quarter 2021 was $492 million, or $2.46 per adjusted operating common share, compared to $404 million, or $2.06 per adjusted operating common share for the fourth quarter 2020. The increase from the prior year quarter was driven primarily by the aforementioned strong growth in average net invested assets.

Adjusted operating income available to common shareholders excluding notables and AOG for the full year 2021 was $2,334 million, or $11.75 per adjusted operating common share, compared to $1,042 million, or $5.39 per adjusted operating common share for the full year 2020. The increase from the prior year was driven by the aforementioned strong growth in average net invested assets and a higher net investment spread, primarily due to the strength of income from alternative investments.
Growth Highlights
Organic Growth
In the fourth quarter 2021, Athene generated strong gross organic inflows of $9.3 billion, slightly higher than the prior year period.
For the full year 2021, Athene generated record annual gross organic inflows of $37.0 billion, representing an increase of 34% compared to the full year 2020. This result reflects Athene’s positioning as a market leader and broad-based platform momentum.

Athene generated record levels of annual inflows across each of the retail, funding agreement, and pension group annuity (PGA) channels. Organic inflows for both the fourth quarter and full year 2021 were underwritten to attractive returns above targets despite the low interest rate environment, reflecting Athene's ability to originate new business with low funding costs and generate alpha within its investment portfolio.
Retail:
In the fourth quarter 2021, Athene generated record retail inflows of $2.9 billion, an increase of 26% year-over-year and 22% versus the prior quarter. Fourth quarter retail inflows demonstrated broad-based strength across the product suite, with seven different fixed indexed annuity products reaching more than $250 million in sales.

For the full year 2021, Athene generated retail inflows of $8.8 billion, an annual record and an increase of 13% from the prior year. Athene remains a leader in the fixed annuity marketplace, ranking among the largest carriers by market share, and serves as a source of strength for consumers seeking retirement savings products that can increase their financial security.

Flow Reinsurance:
In the fourth quarter 2021, Athene generated flow reinsurance inflows of $1.4 billion, an increase of 142% year-over-year and 113% quarter over quarter. Flow reinsurance activity benefited from an increase in volume from existing partnerships and the full-quarter run-rate of a new partnership that commenced late in the third quarter.
For the full year 2021, flow reinsurance inflows were $2.6 billion. This represents a decrease of 57% from the prior year, which experienced unusually high activity resulting from the onset of the pandemic.
Pension Group Annuities1:
In the fourth quarter 2021, Athene completed three PGA transactions totaling $2.9 billion, including two transactions with Alcoa which totaled $1.5 billion.
For the full year 2021, PGA inflows totaled a record $13.8 billion across 9 transactions, representing an increase of 153% from the prior year. Athene's PGA transaction execution comprised an estimated 36% of the U.S. market volume in 2021, making Athene the presumptive market leader.
Funding Agreements2:
In the fourth quarter 2021, Athene generated $2.2 billion of funding agreement activity, representing a modest increase year-over-year. Funding agreement activity was driven by four funding-agreement backed note (FABN) issuances across three distinct currencies and six funding agreements issued to the Federal Home Loan Bank (FHLB).

For the full year 2021, funding agreement activity totaled $11.9 billion, an annual record and a 43% increase from the prior year. Athene continues to be a market leader in funding agreements, with one of the largest programs measured by total issuance outstanding.

Net Organic Flows
In the fourth quarter 2021, Athene generated net organic flows of $3.4 billion. This was driven by the aforementioned gross organic inflows of $9.3 billion, less $2.3 billion of inflows attributable to third party investors in Athene Co-Invest Reinsurance Affiliate (ACRA) related to PGA and funding agreement activity, as well as expected net outflows of $3.6 billion. Athene's net annualized organic growth rate for the fourth quarter 2021 was 8% versus 13% in the prior year quarter.
For the full year 2021, net organic flows were $12.0 billion, a decrease of 17% from the prior year. Athene's net organic growth rate for the full year 2021 was 7% versus 11% in the prior year.

Segment Results
Retirement Services
Fourth Quarter 2021 Results
For the fourth quarter 2021, adjusted operating income available to common shareholders in Retirement Services was $468 million, a decrease of $25 million, or 5%, from the fourth quarter 2020, resulting in an adjusted operating ROE of 16.8%. Excluding notable items, adjusted operating income available to common shareholders in Retirement Services was $501 million, resulting in an adjusted operating ROE of 18.0%. The decrease in adjusted operating income available to common shareholders over the prior year quarter was primarily driven by a lower net investment spread.
The net investment spread, which measures net investment earnings less cost of funds, was 1.26% of average net invested assets for the fourth quarter 2021, a decrease of 49 basis points from the fourth quarter 2020. The decrease from the prior year quarter was primarily driven by a lower NIER, partially offset by a lower cost of funds.
The NIER was 3.82% for the fourth quarter 2021, compared to 4.43% in the prior year quarter. The annualized return on fixed income and other investments during the fourth quarter 2021 was 3.26%, compared to 3.70% in the prior year quarter. The year-over-year decline of 44 basis points was driven primarily by lower on-the-margin asset deployment yields resulting from the prolonged low interest rate environment, unfavorable one-time true-up adjustments, and lower bond call income. The net annualized return on alternative investments during the fourth quarter 2021 was 14.88% compared to 22.59% in the prior year quarter. While both periods benefited from the broad-
1 Pension group annuities (PGA) was previously referenced as pension risk transfer (PRT). 2 Funding agreements are comprised of funding agreements issued under our FABN and FABR programs, funding agreements issued to the FHLB and long-term repurchase agreements.

based appreciation in the portfolio and favorable market tailwinds, results in the prior year quarter were driven by particularly strong performance from Athene's larger differentiated alternative investments, including AmeriHome, Catalina, and Venerable.
Cost of funds, which is comprised of cost of crediting on deferred annuities and institutional products as well as other liability costs, was 2.56% for the fourth quarter 2021, a decrease of 12 basis points from the fourth quarter 2020, driven primarily by a lower cost of crediting, partially offset by higher other liability costs.
Total cost of crediting was 1.74% for the fourth quarter 2021, a decrease of 15 basis points from the prior year quarter, driven by lower rates on both institutional business and deferred annuities. The cost of crediting on institutional business was 2.53%, a decrease of 55 basis points from the prior year quarter. The year-over-year decrease was driven by lower rates on funding agreement and pension group annuity issuances due to the prolonged low interest rate environment. The cost of crediting on deferred annuities was 1.82%, a decrease of 12 basis points from the prior year quarter, driven by lower crediting rates on new issuances and renewals.
Other liability costs, which are primarily applicable to deferred annuities, were 0.82% for the fourth quarter 2021, an increase of 3 basis points from the prior year quarter. The year-over-year increase was primarily driven by unfavorable unlocking and a one-time actuarial adjustment, partially offset by lower gross profits, favorable actuarial experience, and market impacts.
Full Year 2021 Results
For the full year 2021, adjusted operating income available to common shareholders in Retirement Services was $2,423 million, an increase of $1,157 million, or 91%, from the full year 2020, resulting in an adjusted operating ROE of 25.1%. The increase in adjusted operating income available to common shareholders over the prior year was primarily driven by elevated net investment income from alternatives, as well as strong growth in average net invested assets of $27.2 billion or 21%.
The net investment spread was 1.77% of average net invested assets for full year 2021, an increase of 46 basis points from the full year 2020. The increase from the prior year was driven by a higher NIER as well as lower cost of funds.
The NIER was 4.30% for the full year 2021, an increase of 26 basis points from the prior year, driven by a higher return on alternative investments, partially offset by a lower fixed income and other NIER. The annualized return on fixed income and other investments during the full year 2021 was 3.51%, compared to 3.82% in the prior year, a decline of 31 basis points, driven primarily by lower on-the-margin asset deployment yields resulting from the prolonged low interest rate environment and lower income from floating rate investments. The return on alternative investments during the full year 2021 was 21.30%, compared to 9.25% in the prior year, driven by broad based strength across the portfolio, including the sale of AmeriHome and strong performance from Venerable.

Cost of funds was 2.53% for the full year 2021, a decrease of 20 basis points from the full year 2020.

Total cost of crediting was 1.75% for the full year 2021, a decrease of 10 basis points from the prior year. This was due to lower rates on new institutional business and lower deferred annuity rates resulting from favorable rate actions and lower option costs, partially offset by an increasing overall mix of institutional business, which carries a higher cost of crediting compared to deferred annuities since the full cost of funds burden of institutional business is reflected within cost of crediting. Cost of crediting on deferred annuities was 1.85% and the cost of crediting on institutional business was 2.52%.

Other liability costs, which are primarily applicable to deferred annuities, were 0.78% for the full year 2021. The decrease of 10 basis points from the prior year was primarily driven by favorable actuarial experience and market impacts, partially offset by higher gross profits and an unfavorable change in unlocking.

Corporate & Other
Fourth Quarter 2021 Results
In the fourth quarter 2021, adjusted operating income available to common shareholders was $309 million in Corporate & Other, an increase of $244 million from $65 million in the fourth quarter 2020. The increase in adjusted operating income available to common shareholders from the prior year quarter was driven by a favorable change in the fair value of Athene’s AOG investment and higher investment income from alternatives.

In the fourth quarter 2021, the change in fair value of Athene's AOG investment, net of tax, resulted in a $318 million gain, or $1.60 per common share, primarily reflecting an 18% increase in the common stock price of Apollo Global Management (NYSE: APO).

Full Year 2021 Results

For the full year 2021, the adjusted operating income (loss) available to common shareholders was $643 million in Corporate & Other, an increase of $667 million from $(24) million for the full year 2020. The increase in adjusted operating income (loss) available to common shareholders from the prior year quarter was driven by a favorable change in fair value of Athene's AOG investment and higher investment income from alternatives (including Athene’s Jackson equity stake, credit funds and natural resources), partially offset by higher preferred stock dividends and interest expense.

Investor Relations Contact:	Media Contact:
Noah Gunn	Amanda Carstens Steward
+1 212-822-0540	+1 515-344-6060
ngunn@apollo.com	asteward@athene.com
About Athene
Athene, through its subsidiaries, is a leading financial services company specializing in retirement services with total assets of $235.1 billion as of December 31, 2021 and operations in the United States, Bermuda, and Canada. Athene specializes in helping its customers achieve financial security and is a solutions provider to institutions. Founded in 2009, Athene is Driven to Do More for our policyholders, business partners, shareholders, and the communities in which we work and live. For more information, please visit www.athene.com.

Non-GAAP Measures
In addition to our results presented in accordance with GAAP, we present certain financial information that includes non-GAAP measures. Management believes the use of these non-GAAP measures, together with the relevant GAAP measures, provides information that may enhance an investor’s understanding of our results of operations and the underlying profitability drivers of our business. The majority of these non-GAAP measures are intended to remove from the results of operations the impact of market volatility (other than with respect to alternative investments) as well as integration, restructuring and certain other expenses which are not part of our underlying profitability drivers, as such items fluctuate from period to period in a manner inconsistent with these drivers. These measures should be considered supplementary to our results in accordance with GAAP and should not be viewed as a substitute for the corresponding GAAP measures.

Adjusted operating income (loss) available to common shareholders is a non-GAAP measure used to evaluate our financial performance excluding market volatility and expenses related to integration, restructuring, stock compensation and other expenses. Our adjusted operating income (loss) available to common shareholders equals net income (loss) available to AHL common shareholders adjusted to eliminate the impact of the following (collectively, the non-operating adjustments):

•Investment Gains (Losses), Net of Offsets
•Change in Fair Values of Derivatives and Embedded Derivatives – FIAs, Net of Offsets
•Integration, Restructuring and Other Non-Operating Expenses
•Stock Compensation Expense
•Income Tax (Expense) Benefit – Non-Operating

We consider these non-operating adjustments to be meaningful adjustments to net income (loss) available to AHL common shareholders for the reasons discussed in greater detail above. Accordingly, we believe using a measure which excludes the impact of these items is useful in analyzing our business performance and the trends in our results of operations. Together with net income (loss) available to AHL common shareholders, we believe adjusted operating income (loss) available to common shareholders provides a meaningful financial metric that helps investors understand our underlying results and profitability. Adjusted operating income (loss) available to common shareholders should not be used as a substitute for net income (loss) available to AHL common shareholders.

Adjusted operating ROA is a non-GAAP measure used to evaluate our financial performance and profitability. Adjusted operating ROA is computed using our adjusted operating income (loss) available to common shareholders divided by average net invested assets for the relevant period. To enhance the ability to analyze this measure across periods, interim periods are annualized. While we believe this metric is a meaningful financial metric and enhances our understanding of the underlying profitability drivers of our business, it should not be used as a substitute for ROA presented under GAAP.

Adjusted operating ROE is a non-GAAP measure used to evaluate our financial performance excluding the impacts of AOCI and the cumulative change in fair value of funds withheld and modco reinsurance assets, net of DAC, DSI, rider reserve and tax offsets. Adjusted AHL common shareholders’ equity is calculated as the ending AHL shareholders’ equity excluding AOCI, the cumulative change in fair value of funds withheld and modco reinsurance assets and preferred stock. Adjusted operating ROE is calculated as the adjusted operating income (loss) available to common shareholders, divided by average adjusted AHL common shareholders’ equity. These adjustments fluctuate period to period in a manner inconsistent with our underlying profitability drivers as the majority of such fluctuation is related to the market volatility of the unrealized gains and losses associated with our AFS securities. Except with respect to reinvestment activity relating to acquired blocks of businesses, we typically buy and hold AFS investments to maturity throughout the duration of market fluctuations, therefore, the period-over-period impacts in unrealized gains and losses are not necessarily indicative of current operating fundamentals or future performance. Accordingly, we believe using measures which exclude AOCI and the cumulative change in fair value of funds withheld and modco reinsurance assets are useful in analyzing trends in our operating results. To enhance the ability to analyze these measures across periods, interim periods are annualized. Adjusted operating ROE should not be used as a substitute for ROE. However, we believe the adjustments to net income (loss) available to AHL common shareholders and AHL common shareholders’ equity are significant to gaining an understanding of our overall financial performance.

Adjusted operating earnings (loss) per common share, weighted average common shares outstanding – adjusted operating and adjusted book value per common share are non-GAAP measures used to evaluate our financial performance and financial condition. The non-GAAP measures adjust the number of shares included in the corresponding GAAP measures to reflect the conversion or settlement of all shares and other stock-based awards outstanding. We believe these measures represent an economic view of our share counts and provide a simplified and consistent view of our outstanding shares. Adjusted operating earnings (loss) per common share is calculated as the adjusted operating income (loss) available to common shareholders, over the weighted average common shares outstanding – adjusted operating. Adjusted book value per common share is calculated as the adjusted AHL common shareholders’ equity divided by the adjusted operating common shares outstanding. Effective February 28, 2020, all Class B common shares were converted into Class A common shares and all Class M common shares were converted into warrants and Class A common shares. Our Class B common shares were economically equivalent to Class A common shares and were convertible to Class A common shares on a one-for-one basis at any time. Our Class M common shares were in the legal form of shares but economically functioned as options as they were convertible into Class A common shares after vesting and payment of the conversion price. In calculating Class A diluted earnings (loss) per share on a GAAP basis, we are required to apply sequencing rules to determine the dilutive impacts, if any, of our Class B common shares, Class M common shares and any other stock-based awards. To the extent our Class B common shares, Class M common shares and/or any other stock-based awards were not dilutive, after considering the dilutive effects of the more dilutive securities in the sequence, they were excluded. Weighted average common shares outstanding – adjusted operating and adjusted operating common shares outstanding assume conversion or settlement of all outstanding items that are able to be converted to or settled in Class A common shares, including the impacts of Class B common shares on a one-for-one basis, the impacts of all Class M common shares net of the conversion price and any other stock-based awards, but excluding any awards for which the exercise or conversion price exceeds the market value of our Class A common shares on the applicable measurement date. For certain historical periods, Class M shares were not included due to issuance restrictions which were contingent upon our IPO. Adjusted operating earnings (loss) per common share, weighted average common shares outstanding – adjusted operating and adjusted book value per common share should not be used as a substitute for basic earnings (loss) per share – Class A common shares, basic weighted average common shares outstanding – Class A or book value per common share. However, we believe the adjustments to the shares and equity are significant to gaining an understanding of our overall results of operations and financial condition.

Net investment spread is a key measure of the profitability of our Retirement Services segment. Net investment spread measures our investment performance less the total cost of our liabilities. Net investment earned rate is a key measure of our investment performance, while cost of funds is a key measure of the cost of our policyholder benefits and liabilities. Investment margin on our deferred annuities measures our investment performance less the cost of crediting for our deferred annuities, which make up a significant portion of our net reserve liabilities.

•Net investment earned rate is a non-GAAP measure we use to evaluate the performance of our net invested assets that does not correspond to GAAP net investment income. Net investment earned rate is computed as the income from our net invested assets divided by the average net invested assets, excluding the impacts of our investment in Apollo, for the relevant period. To enhance the ability to analyze these measures across periods, interim periods are annualized. The adjustments to net investment income to arrive at our net investment earned rate add (a) alternative investment gains and losses, (b) gains and losses related to trading securities for CLOs, (c) net VIE impacts (revenues, expenses and noncontrolling interest), (d) forward points gains and losses on foreign exchange derivative hedges and (e) the change in fair value of reinsurance assets, and removes the proportionate share of the ACRA net investment income associated with the ACRA noncontrolling interest as well as the gain or loss on our investment in Apollo. We include the income and assets supporting our change in fair value of reinsurance assets by evaluating the underlying investments of the funds withheld at interest receivables and we include the net investment income from those underlying investments which does not correspond to the GAAP presentation of change in fair value of reinsurance assets. We exclude the income and assets supporting business that we have exited through ceded reinsurance including funds withheld agreements. We believe the adjustments for reinsurance provide a net investment earned rate on the assets for which we have economic exposure.
•Cost of funds includes liability costs related to cost of crediting on both deferred annuities and institutional products as well as other liability costs, but does not include the proportionate share of the ACRA cost of funds associated with the noncontrolling interest. Cost of funds is computed as the total liability costs divided by the average net invested assets, excluding our investment in Apollo, for the relevant period. To enhance the ability to analyze these measures across periods, interim periods are annualized.

◦Cost of crediting includes the costs for both deferred annuities and institutional products. Cost of crediting on deferred annuities is the interest credited to the policyholders on our fixed strategies as well as the option costs on the indexed annuity strategies. With respect to FIAs, the cost of providing index credits includes the expenses incurred to fund the annual index credits, and where applicable, minimum guaranteed interest credited. Cost of crediting on institutional products is comprised of (i) pension group annuity costs, including interest credited, benefit payments and other reserve changes, net of premiums received when issued, and (ii) funding agreement costs, including the interest payments and other reserve changes. Cost of crediting is computed as the cost of crediting for deferred annuities and institutional products divided by the average net invested assets, excluding the investment in Apollo, for the relevant periods. Cost of crediting on deferred annuities is computed as the net interest credited on fixed strategies and option costs on indexed annuity strategies divided by the average net account value of our deferred annuities. Cost of crediting on institutional products is computed as the pension group annuity and funding agreement costs divided by the average net institutional reserve liabilities. Our average net invested assets, excluding our investment in Apollo, net account values and net institutional reserve liabilities are averaged over the number of quarters in the relevant period to obtain our associated cost of crediting for such period. To enhance the ability to analyze these measures across periods, interim periods are annualized.
◦Other liability costs include DAC, DSI and VOBA amortization, change in rider reserves, the cost of liabilities on products other than deferred annuities and institutional products, excise taxes, premiums, product charges and other revenues. We believe a measure like other liability costs is useful in analyzing the trends of our core business operations and profitability. While we believe other liability costs is a meaningful financial metric and enhances our understanding of the underlying profitability drivers of our business, it should not be used as a substitute for total benefits and expenses presented under GAAP.

Net investment earned rate, cost of funds, net investment spread and investment margin on deferred annuities are non-GAAP measures we use to evaluate the profitability of our business. We believe these metrics are useful in analyzing the trends of our business operations, profitability and pricing discipline. While we believe each of these metrics are meaningful financial metrics and enhance our understanding of the underlying profitability drivers of our business, they should not be used as a substitute for net investment income, interest sensitive contract benefits or total benefits and expenses presented under GAAP.

In managing our business, we analyze net invested assets, which does not correspond to total investments, including investments in related parties, as disclosed in our consolidated financial statements and notes thereto. Net invested assets represents the investments that directly back our net reserve liabilities as well as surplus assets. Net invested assets, excluding our investment in Apollo, is used in the computation of net investment earned rate, which allows us to analyze the profitability of our investment portfolio. Net invested assets includes (a) total investments on the consolidated balance sheets with AFS securities at cost or amortized cost, excluding derivatives, (b) cash and cash equivalents and restricted cash, (c) investments in related parties, (d) accrued investment income, (e) VIE assets, liabilities and noncontrolling interest adjustments, (f) net investment payables and receivables, (g) policy loans ceded (which offset the direct policy loans in total investments) and (h) an allowance for credit losses. Net invested assets also excludes assets associated with funds withheld liabilities related to business exited through reinsurance agreements and derivative collateral (offsetting the related cash positions). We include the underlying investments supporting our assumed funds withheld and modco agreements in our net invested assets calculation in order to match the assets with the income received. We believe the adjustments for reinsurance provide a view of the assets for which we have economic exposure. Net invested assets includes our proportionate share of ACRA investments, based on our economic ownership, but does not include the proportionate share of investments associated with the noncontrolling interest. Net invested assets also includes our investment in Apollo. Our net invested assets, excluding our investment in Apollo, are averaged over the number of quarters in the relevant period to compute our net investment earned rate for such period. While we believe net invested assets is a meaningful financial metric and enhances our understanding of the underlying drivers of our investment portfolio, it should not be used as a substitute for total investments, including related parties, presented under GAAP.

Sales statistics do not correspond to revenues under GAAP but are used as relevant measures to understand our business performance as it relates to inflows generated during a specific period of time. Our sales statistics include inflows for fixed rate annuities and FIAs and align with the LIMRA definition of all money paid into an individual annuity, including money paid into new contracts with initial purchase occurring in the specified period and existing contracts with initial purchase occurring prior to the specified period (excluding internal transfers). While we believe sales is a meaningful metric and enhances our understanding of our business performance, it should not be used as a substitute for premiums presented under GAAP.

Net organic growth rate is calculated as the net organic flows divided by average net invested assets. Net organic flows are comprised of net organic inflows less net outflows. Organic inflows are the deposits generated from our organic channels, which include retail, flow reinsurance and institutional. Net outflows are total liability outflows, including full and partial withdrawals on our deferred annuities, death benefits, pension group annuity benefit payments, payments on payout annuities and maturities of our funding agreements, net of outflows attributable to the ACRA noncontrolling interest. To enhance the ability to analyze these measures across periods, interim periods are annualized. We believe net organic growth rate provides a meaningful financial metric that enables investors to assess our growth from the channels that provide recurring inflows. Management uses net organic growth rate to monitor our business performance and the underlying profitability drivers of our business.
Safe Harbor for Forward-Looking Statements
This press release contains, and certain oral statements made by Athene's representatives from time to time may contain, forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such statements are subject to risks and uncertainties that could cause actual results, events and developments to differ materially from those set forth in, or implied by, such statements. These statements are based on the beliefs and assumptions of Athene's management and the management of Athene's subsidiaries. Generally, forward-looking statements include actions, events, results, strategies and expectations and are often identifiable by use of the words “believes,” “expects,” “intends,” “anticipates,” “plans,” “seeks,” “estimates,” “projects,” “may,” “will,” “could,” “might,” "should," or “continues” or similar expressions. Forward-looking statements within this press release include, but are not limited to, statements regarding future growth prospects and financial performance. Factors that could cause actual results, events and developments to differ include, without limitation: the accuracy of Athene's assumptions and estimates; Athene's ability to maintain or improve financial strength ratings; Athene's ability to manage its business in a highly regulated industry; regulatory changes or actions; the impact of Athene's reinsurers failing to meet their assumed obligations; the impact of interest rate fluctuations; changes in the federal income tax laws and regulations; the accuracy of Athene's interpretation of the Tax Cuts and Jobs Act; litigation (including class action litigation), enforcement investigations or regulatory scrutiny; the performance of third parties; the loss of key personnel; telecommunication, information technology and other operational systems failures; the continued availability of capital; new accounting rules or changes to existing accounting rules; general economic conditions; Athene's ability to protect its intellectual property; the ability to maintain or obtain approval of the Delaware Department of Insurance, the Iowa Insurance Division and other regulatory authorities as required for Athene's operations; the failure to realize the expected benefits from the merger with Apollo Global Management; and other factors discussed from time to time in Athene's filings with the SEC, including its annual report on Form 10-K for the year ended December 31, 2020, its amendment to its annual report on Form 10-K/A for the year ended December 31, 2020, its quarterly report on Form 10-Q for the quarter ended September 30, 2021, and its other SEC filings, which can be found at the SEC’s website www.sec.gov.

All forward-looking statements described herein are qualified by these cautionary statements and there can be no assurance that the actual results, events or developments referenced herein will occur or be realized. Athene does not undertake any obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results.

Athene Holding Ltd.
Condensed Consolidated Balance Sheets (unaudited, in millions)

	December 31,	December 31,
	2020	2021
Assets
Investments
Available-for-sale securities, at fair value	$82,853	$100,159
Trading securities, at fair value	2,093	2,056
Equity securities	532	1,170
Mortgage loans, net of allowances	15,264	22,557
Investment funds	803	1,407
Policy loans	369	312
Funds withheld at interest	48,612	43,907
Derivative assets	3,523	4,387
Short-term investments, at fair value	222	139
Other investments, net of allowances	572	1,473
Total investments	154,843	177,567
Cash and cash equivalents	7,704	9,633
Restricted cash	738	796
Investments in related parties
Available-for-sale securities, at fair value	6,520	10,402
Trading securities, at fair value	1,529	1,781
Equity securities, at fair value	72	284
Mortgage loans, net of allowances	674	1,591
Investment funds	5,284	8,459
Funds withheld at interest	13,030	12,207
Other investments, net of allowances	469	222
Accrued investment income	905	968
Reinsurance recoverable	4,848	4,594
Deferred acquisition costs, deferred sales inducements and value of business acquired	4,906	5,362
Other assets	1,249	1,283
Total assets	$202,771	$235,149
(Continued)

Condensed Consolidated Balance Sheets (unaudited, in millions)

	December 31,	December 31,
	2020	2021
Liabilities
Interest sensitive contract liabilities	$144,566	$156,325
Future policy benefits	29,258	42,488
Other policy claims and benefits	130	138
Dividends payable to policyholders	110	101
Long-term debt	1,976	2,964
Derivative liabilities	298	472
Payables for collateral on derivatives and securities to repurchase	3,801	7,044
Funds withheld liability	452	439
Other liabilities	2,040	2,997
Total liabilities	182,631	212,968

Equity
Preferred stock	—	—
Common stock	—	—
Additional paid-in capital	6,613	6,667
Retained earnings	8,073	11,033
Accumulated other comprehensive income	3,971	2,430
Total Athene Holding Ltd. shareholders’ equity	18,657	20,130
Noncontrolling interests	1,483	2,051
Total equity	20,140	22,181
Total liabilities and equity	$202,771	$235,149
(Concluded)

Condensed Consolidated Statements of Income (unaudited, in millions)

	Three months ended		Years ended
	December 31,		December 31,
	2020	2021	2020	2021
Revenue
Premiums	$4,356	$2,967	$5,963	$14,262
Product charges	146	160	571	621
Net investment income	1,595	1,961	4,885	7,177
Investment related gains	2,536	1,680	3,309	4,188
Other revenues	7	14	36	72
Total revenues	8,640	6,782	14,764	26,320
Benefits and Expenses
Interest sensitive contract benefits	1,909	1,497	3,891	4,442
Amortization of DSI	29	60	66	198
Future policy and other policy benefits	4,718	3,453	7,187	15,734
Amortization of DAC and VOBA	274	102	521	632
Dividends to policyholders	9	4	38	27
Policy and other operating expenses	218	329	855	1,101
Total benefits and expenses	7,157	5,445	12,558	22,134
Income before income taxes	1,483	1,337	2,206	4,186
Income tax expense	161	190	285	386
Net income	1,322	1,147	1,921	3,800
Less: Net income (loss) attributable to noncontrolling interests	229	52	380	(59)
Net income attributable to Athene Holding Ltd. shareholders	1,093	1,095	1,541	3,859
Less: Preferred stock dividends	28	35	95	141
Net income available to Athene Holding Ltd. common shareholders	$1,065	$1,060	$1,446	$3,718

Non-GAAP Measure Reconciliations

The reconciliation of net income available to Athene Holding Ltd. common shareholders to adjusted operating income available to common shareholders excluding notables and AOG is as follows:

	Three months ended		Years ended
	December 31,		December 31,
(In millions)	2020	2021	2020	2021
Net income available to Athene Holding Ltd. common shareholders	$1,065	$1,060	$1,446	$3,718
Less: Total non-operating adjustments	507	283	204	652
Adjusted operating income available to common shareholders	558	777	1,242	3,066
Notable items	(41)	33	(35)	(50)
Adjusted operating income available to common shareholders excluding notable items	$517	$810	$1,207	$3,016

Retirement Services adjusted operating income available to common shareholders	$493	$468	$1,266	$2,423
Non-recurring adjustment on derivative collateral	—	—	(18)	—
Actuarial experience and market impacts	(46)	(57)	(16)	(143)
Unlocking	—	91	(6)	91
Tax impact of notable items	5	(1)	5	2
Retirement Services notable items	(41)	33	(35)	(50)
Retirement Services adjusted operating income available to common shareholders excluding notable items	452	501	1,231	2,373

Corporate and Other adjusted operating income (loss) available to common shareholders	65	309	(24)	643
Consolidated adjusted operating income available to common shareholders excluding notable items	517	810	1,207	3,016
Less: Change in fair value of Apollo investment, net of tax	113	318	165	682
Adjusted operating income available to common shareholders excluding notables and AOG	$404	$492	$1,042	$2,334

The reconciliation of basic earnings per Class A common share to adjusted operating earnings per common share is as follows:

	Three months ended		Years ended
	December 31,		December 31,
	2020	2021	2020	2021
Basic earnings per share – Class A common shares	$5.57	$5.52	$8.51	$19.40
Non-operating adjustments
Investment gains (losses), net of offsets	2.68	1.24	2.62	0.81
Change in fair values of derivatives and embedded derivatives – FIAs, net of offsets	0.17	1.01	(1.22)	3.48
Integration, restructuring and other non-operating expenses	0.01	(0.31)	(0.05)	(0.63)
Stock compensation expense	—	—	(0.06)	(0.01)
Income tax expense - non-operating	(0.28)	(0.53)	(0.25)	(0.37)
Less: Total non-operating adjustments	2.58	1.41	1.04	3.28
Less: Effect of items convertible to or settled in Class A common shares	0.14	0.22	1.05	0.69
Adjusted operating earnings per common share	$2.85	$3.89	$6.42	$15.43

The reconciliation of basic weighted average Class A common shares to weighted average common shares outstanding – adjusted operating, is as follows:

	Three months ended		Years ended
	December 31,		December 31,
(In millions)	2020	2021	2020	2021
Basic weighted average common shares outstanding – Class A	191.1	191.9	184.9	191.6
Conversion of Class B common shares to Class A common shares	—	—	4.2	—
Conversion of Class M common shares to Class A common shares	—	—	0.7	—
Effect of other stock compensation plans	4.8	7.9	3.7	7.1
Weighted average common shares outstanding – adjusted operating	195.9	199.8	193.5	198.7

The reconciliation of AHL shareholders’ equity to adjusted AHL common shareholders’ equity included in adjusted book value per common share and adjusted operating ROE is as follows:

	December 31,	December 31,
(In millions)	2009	2020	2021
Total AHL shareholders' equity	$113	$18,657	$20,130
Less: Preferred stock	—	2,312	2,312
Total AHL common shareholders' equity	113	16,345	17,818
Less: AOCI	1	3,971	2,430
Less: Accumulated change in fair value of reinsurance assets	—	1,142	585
Total adjusted AHL common shareholders' equity	$112	$11,232	$14,803

Retirement Services		$7,732	$11,453
Corporate and Other		3,500	3,350
Total adjusted AHL common shareholders' equity		$11,232	$14,803

The reconciliation of average AHL shareholders’ equity to average adjusted AHL common shareholders’ equity included in adjusted operating ROE is as follows:

	Three months ended		Years ended
	December 31,		December 31,
(In millions)	2020	2021	2020	2021
Average AHL shareholders' equity	$17,300	$20,260	$14,528	$19,295
Less: Average preferred stock	2,034	2,312	1,633	2,312
Less: Average AOCI	3,430	2,721	2,030	2,954
Less: Average accumulated change in fair value of reinsurance assets	960	682	575	776
Average adjusted AHL common shareholders' equity	$10,876	$14,545	$10,290	$13,253

Retirement Services	$7,526	$11,120	$7,491	$9,663
Corporate and Other	3,350	3,425	2,799	3,590
Average adjusted AHL common shareholders' equity	$10,876	$14,545	$10,290	$13,253

The reconciliation of basic Class A common shares outstanding to adjusted operating common shares outstanding is as follows:

	December 31,	December 31,
(In millions)	2009	2020	2021
Class A common shares outstanding	0.1	191.2	191.9
Conversion of Class B common shares to Class A common shares	9.7	—	—
Effect of other stock compensation plans	—	6.0	8.6
Adjusted operating common shares outstanding	9.8	197.2	200.5

The reconciliation of book value per common share to adjusted book value per common share is as follows:

	December 31,	December 31,
	2009	2020	2021
Book value per common share	$11.62	$85.51	$92.83
AOCI	(0.13)	(20.77)	(12.66)
Accumulated change in fair value of reinsurance assets	—	(5.98)	(3.05)
Effect of items convertible to or settled in Class A common shares	—	(1.81)	(3.28)
Adjusted book value per common share	$11.49	$56.95	$73.84
The reconciliation of net investment income to net investment earnings and earned rate is as follows:

	Three months ended				Years ended
	December 31,				December 31,
	2020		2021		2020		2021
(In millions)	Dollar	Rate	Dollar	Rate	Dollar	Rate	Dollar	Rate
GAAP net investment income	$1,595	4.39%	$1,961	4.65%	$4,885	3.68%	$7,177	4.49%
Change in fair value of reinsurance assets	476	1.31%	318	0.75%	1,408	1.06%	1,451	0.90%
Alternative gains (losses)	(80)	(0.22)%	19	0.05%	(102)	(0.08)%	144	0.09%
ACRA noncontrolling interest	(210)	(0.58)%	(239)	(0.57)%	(559)	(0.42)%	(943)	(0.59)%
Apollo investment (gain) loss	(142)	(0.38)%	(404)	(0.96)%	(225)	(0.17)%	(864)	(0.54)%
Held for trading amortization and other	(32)	(0.09)%	26	0.06%	(79)	(0.06)%	114	0.07%
Total adjustments to arrive at net investment earnings/earned rate	12	0.04%	(280)	(0.67)%	443	0.33%	(98)	(0.07)%
Total net investment earnings/earned rate	$1,607	4.43%	$1,681	3.98%	$5,328	4.01%	$7,079	4.42%

Retirement Services	$1,584	4.43%	$1,599	3.82%	$5,287	4.04%	$6,791	4.30%
Corporate and Other	23	4.38%	82	21.81%	41	2.17%	288	14.73%
Total net investment earnings/earned rate	$1,607	4.43%	$1,681	3.98%	$5,328	4.01%	$7,079	4.42%

Retirement Services	$143,162		$167,357		$130,887		$158,064
Corporate and Other ex. Apollo investment	2,089		1,506		1,863		1,955
Consolidated average net invested assets ex. Apollo investment	$145,251		$168,863		$132,750		$160,019

The reconciliation of interest sensitive contract benefits to Retirement Services' cost of crediting, and the respective rates, is as follows:

	Three months ended				Years ended
	December 31,				December 31,
	2020		2021		2020		2021
(In millions)	Dollar	Rate	Dollar	Rate	Dollar	Rate	Dollar	Rate
GAAP interest sensitive contract benefits	$1,909	5.33%	$1,497	3.58%	$3,891	2.97%	$4,442	2.81%
Interest credited other than deferred annuities and institutional products	101	0.28%	115	0.27%	312	0.24%	405	0.26%
FIA option costs	280	0.78%	287	0.69%	1,101	0.84%	1,125	0.71%
Product charges (strategy fees)	(36)	(0.10)%	(45)	(0.11)%	(136)	(0.10)%	(165)	(0.10)%
Reinsurance embedded derivative impacts	14	0.04%	11	0.03%	57	0.04%	49	0.03%
Change in fair values of embedded derivatives – FIAs	(1,395)	(3.90)%	(937)	(2.24)%	(2,404)	(1.84)%	(2,500)	(1.58)%
Negative VOBA amortization	6	0.02%	6	0.01%	21	0.02%	18	0.01%
ACRA noncontrolling interest	(207)	(0.58)%	(219)	(0.52)%	(433)	(0.33)%	(637)	(0.40)%
Other changes in interest sensitive contract liabilities	5	0.02%	11	0.03%	8	0.01%	31	0.01%
Total adjustments to arrive at cost of crediting	(1,232)	(3.44)%	(771)	(1.84)%	(1,474)	(1.12)%	(1,674)	(1.06)%
Retirement Services cost of crediting	$677	1.89%	$726	1.74%	$2,417	1.85%	$2,768	1.75%

Retirement Services cost of crediting on deferred annuities	$505	1.94%	$482	1.82%	$1,884	1.95%	$1,939	1.85%
Retirement Services cost of crediting on institutional products	172	3.08%	244	2.53%	533	3.05%	829	2.52%
Retirement Services cost of crediting	$677	1.89%	$726	1.74%	$2,417	1.85%	$2,768	1.75%

Retirement Services average net invested assets	$143,162		$167,357		$130,887		$158,064
Average net account value on deferred annuities	103,990		105,884		96,848		104,874
Average institutional net reserve liabilities	22,375		38,541		17,505		32,911

The reconciliation of benefits and expenses to other liability costs is as follows:

	Three months ended		Years ended
	December 31,		December 31,
(In millions)	2020	2021	2020	2021
GAAP benefits and expenses	$7,157	$5,445	$12,558	$22,134
Premiums	(4,356)	(2,967)	(5,963)	(14,262)
Product charges	(146)	(160)	(571)	(621)
Other revenues	(7)	(14)	(36)	(72)
Cost of crediting	(383)	(428)	(1,259)	(1,594)
Change in fair value of embedded derivatives – FIA, net of offsets	(1,409)	(1,077)	(2,261)	(2,989)
DAC, DSI and VOBA amortization related to investment gains and losses	(111)	41	(95)	115
Rider reserves	(19)	(5)	(10)	(4)
Policy and other operating expenses, excluding policy acquisition expenses	(139)	(242)	(533)	(772)
AmerUs closed block fair value liability	(34)	7	(104)	57
ACRA noncontrolling interest	(258)	(265)	(527)	(759)
Other changes in benefits and expenses	(14)	12	(41)	(8)
Total adjustments to arrive at other liability costs	(6,876)	(5,098)	(11,400)	(20,909)
Other liability costs	$281	$347	$1,158	$1,225

Retirement Services	$281	$347	$1,158	$1,225
Corporate and Other	—	—	—	—
Consolidated other liability costs	$281	$347	$1,158	$1,225

The reconciliation of total investments, including related parties, to net invested assets is as follows:

	December 31,
(In millions)	2020	2021
Total investments, including related parties	$182,421	$212,513
Derivative assets	(3,523)	(4,387)
Cash and cash equivalents (including restricted cash)	8,442	10,429
Accrued investment income	905	968
Payables for collateral on derivatives	(3,203)	(3,934)
Reinsurance funds withheld and modified coinsurance	(2,459)	(1,035)
VIE and VOE assets, liabilities and noncontrolling interest	(136)	(539)
Unrealized (gains) losses	(7,275)	(4,057)
Ceded policy loans	(204)	(169)
Net investment receivables (payables)	99	75
Allowance for credit losses	357	361
Total adjustments to arrive at gross invested assets	(6,997)	(2,288)
Gross invested assets	175,424	210,225
ACRA noncontrolling interest	(25,234)	(34,882)
Net invested assets	$150,190	$175,343